Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-176881 of our report dated September 15, 2011 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt about the company’s ability to continue as a going concern) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 8, 2011